UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TEJAS, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TEJAS INCORPORATED
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
June 4, 2007
Dear Tejas Stockholder:
     You are cordially invited to join us at the 2007 Annual Meeting of Stockholders to be held at our corporate offices located at 8226 Bee Caves Road, Austin, Texas at 3:00 P.M., CDT, on June 4, 2007. The annual meeting is being held for the following purposes:
1.	To elect seven (7) directors;

2.	To ratify PMB Helin Donovan, LLP as the Independent Registered Public Accounting Firm for our company; and

3.	To transact such other business that may properly come before the meeting.
     Enclosed with this proxy statement are your proxy card and our 2007 annual report. Stockholders of record at the close of business on April 20, 2007, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.
     We know that it is not practical for most stockholders to attend the annual meeting in person. Whether or not you plan to attend the meeting, we strongly encourage you to complete, sign, date and return by mail the enclosed proxy card in the enclosed reply envelope.
     I would like to take this opportunity to remind you that your vote is important.
By Order of the Board of Directors,
Kurt J. Rechner
President, Chief Operating Officer, Chief Financial Officer and Secretary
May 3, 2007
Austin, Texas

VOTING YOUR SHARES

Q:	What am I voting on?

A:	Two proposals. The item numbers below refer to item numbers on the proxy card.

Item 1. To elect seven (7) directors; and

Item 2. To ratify PMB Helin Donovan, LLP as the Independent Registered Public Accounting Firm for our company.

If you vote by mail, you will also authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares in their discretion for any other business that may properly come before the meeting.

Q:	Who can vote?

A:	All stockholders of record at the close of business on April 20, 2007 are entitled to vote at the 2007 annual meeting. Holders of our common stock are entitled to one vote per share. Holders of our series A preferred stock are entitled to vote such stock on all matters submitted to a vote of holders of our common stock on an as-converted basis. Because each share of our series A preferred stock is currently convertible into 200 shares of our common stock, holders of our series A preferred stock are entitled to 200 votes per share of series A preferred stock on the matters to be submitted at the annual meeting. Fractional shares may not be voted. Our common stock and series A preferred stock will vote together as a single class on the matters to be submitted at the annual meeting.

Q:	Who can attend the meeting?

A:	All stockholders as of April 20, 2007, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

Q:	How do I vote?

A:	You may vote by mail by completing, dating and returning by mail the proxy card in the enclosed envelope. If you vote by mail, you will authorize the proxies to vote your shares according to your instructions. You may also vote in person by attending the meeting and casting your vote.

Q:	What happens if I do not indicate my preference for one of the items?

A:	If you do not indicate how you wish to vote for one or more of the nominees for director, the proxies will vote FOR election of all the nominees for director (Item 1). If you leave Item 2 blank, the proxies will vote FOR ratification of the appointment of PMB Helin Donovan, LLP as our Independent Registered Public Accounting Firm (Item 2).

Q:	What if I vote and then change my mind?

A:	You can revoke your proxy by sending a subsequently signed and dated proxy to our corporate secretary at our principal executive offices, or by attending the meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	As of the record date, April 20, 2007, there were 4,825,613 shares of our common stock issued and outstanding and 1,000 shares of our series A preferred stock issued and outstanding, which represents 200,000 shares of our common stock on an as-converted basis. Each share of our common stock is entitled to one vote and each share of our series A preferred stock, which votes on an as-converted basis, is entitled to 200 votes. The presence, in person or by proxy, of a majority, on an as-converted basis, of the shares issued and outstanding and entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists.

Q:	What are the vote requirements to approve the proposals?

A:	A plurality of votes cast at the meeting is required to elect the nominees as directors.
The affirmative vote of a majority, on an as-converted basis, of the shares present in person or by proxy at the meeting and entitled to vote on the proposal to ratify PMB Helin, Donovan, LLP as our independent registered public accounting firm for 2007 is required to approve such proposal.

Q:	Who will count the votes and how are the votes treated?

A:	Our inspectors of election, who will be certain employees of ours, will tabulate the votes. These employees will not be paid any additional compensation for tabulating the votes or for acting as the inspectors of election.

Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Pursuant to our bylaws, in determining the vote required to approve a matter (other than the election of directors), abstentions will be treated as not entitled to vote on such matter. Therefore, abstentions will have no effect on the vote on proposal 2. Broker non-votes will be treated as not entitled to vote on proposal 2 and therefore will have no effect on the vote on such proposal.

Q:	What shares are included on the proxy card?

A:	The shares listed on the proxy card we have provided to you represent all the shares of our stock held of record in your name (as distinguished from those held in “street” name). You will receive a separate card or cards from your broker(s) if you hold shares in “street” name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts that are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, Corporate Stock Transfer, at (303) 282-4800.

Q:	What are the costs associated with this proxy solicitation?

A:	We did not retain any outside assistance to solicit proxies from our stockholders. Some of our officers and other employees may solicit proxies personally, by telephone and by mail, but such officers and employees will not receive any additional consideration for such activities. In addition to the costs of printing and mailing the proxy statements, we will also reimburse brokerage houses and other custodians for their reasonable out of pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Q:	Whom can I call with any questions?

A:	You may call our transfer agent, Corporate Stock Transfer, at (303) 282-4800 or Kurt Rechner, our Corporate Secretary, at (512) 306-8222.

TEJAS INCORPORATED
8226 Bee Caves Road
Austin, Texas 78746
ANNUAL STOCKHOLDERS MEETING
PROXY STATEMENT

Date:	June 4, 2007

Time:	3:00 P.M., CDT

Place:	8226 Bee Caves Road, Austin, Texas 78746

First Mailing Date:	We anticipate first mailing this proxy statement on or about May 3, 2007.

Record Date:	The close of trading on April 20, 2007. If you were a stockholder at the close of trading on this date, you may vote at the meeting. Each share of our common stock is entitled to one vote and each share of our series A preferred stock, which votes on an as-converted basis, is entitled to 200 votes. You may not cumulate votes. On the record date, we had 4,825,613 shares of our common stock outstanding and 1,000 shares of our series A preferred stock outstanding, which represents 200,000 shares of our common stock on an as-converted basis.

Agenda:	1. To elect seven (7) directors;
2. To ratify PMB Helin Donovan, LLP as the Independent Registered Public Accounting Firm for our company; and
3. To transact such other business that may properly come before the meeting.

Proxies:	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “FOR” the board’s nominees and “FOR” agenda Item 2. The board or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, either the board will reduce the size of the board accordingly or the proxy holders will vote in their discretion to elect another person as a director.

Board
Recommendations:	OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF:

1. THE ELECTION OF THE SEVEN (7) NOMINATED DIRECTORS;
2. RATIFICATION OF THE APPOINTMENT OF PMB HELIN DONOVAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proxies Solicited By:	Our board of directors.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, either send a subsequently signed and dated proxy to our corporate secretary at our principal executive offices so that our secretary receives such proxy at least 2 business days prior to the date of the meeting, or attend the meeting and cast your vote in person.

Your Comments:	Your comments about any aspects of our business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help us to measure your satisfaction, and we may benefit from your suggestions.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. If you wish to attend, please indicate your wish by checking the box that appears on the proxy card. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
PLEASE VOTE — YOUR VOTE IS IMPORTANT
Please read the proxy statement and the voting instructions on the proxy card, and then vote by filling out, signing and dating the proxy card and returning it by mail in the enclosed reply envelope. Prompt return of your proxy will help reduce the costs of resolicitation.

i

ELECTION OF DIRECTORS
(Proposal No. 1)
     This section gives biographical information about our directors and describes their membership on board committees, their attendance at meetings and their compensation.
General
     The number of directors constituting the current board of directors is seven. The board of directors has selected all seven of the current directors as nominees for re-election. The term of office for each person elected as a director will continue until the next annual meeting or until his successor has been duly elected and qualified, or his earlier death, resignation or removal.
     All nominees have consented to serve as directors. The board of directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the board of directors may either reduce the size of the board or designate a substitute.
Required Vote
     If a quorum is present, nominees who receive votes equal to a plurality of the votes cast at the meeting will be elected. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the seven nominees listed below. If a substitute nominee is named, the proxies will vote for the election of the substitute. Abstentions and broker non-votes will have no effect on the election of the directors.
     The board of directors recommends that you vote FOR each of the seven nominated directors.
Nominees
     The name and certain information related to each nominee is set forth below:

Name of Nominee	Age	Title
John J. Gorman	46	Director and Chairman of the Board
Michael F. Dura	53	Director and Vice Chairman of the Board
Barry A. Williamson	49	Director
William A. Inglehart	75	Director
Charles H. Mayer	59	Director
Dennis G. Punches	71	Director
Clark N. Wilson	50	Director
     The information includes the age of each nominee as of the date of the meeting.
     John J. Gorman. Mr. Gorman became our Chairman of the board of directors in August 1999. He was our Chief Executive Officer from August 1999 through June 2004. He was the Chairman of Tejas Securities Group, Inc., one of our wholly-owned operating subsidiaries, which we will refer to herein as Tejas Securities, from July 1997 through August 2005. Mr. Gorman has over 20 years of experience in the brokerage industry. Mr. Gorman became a principal of Tejas Securities on April 18, 1995. From 1988 until joining Tejas Securities, Mr. Gorman worked at APS Financial Inc., a broker-dealer in Austin, Texas, as a Senior Vice President. Mr. Gorman served primarily in a broker capacity at APS Financial Inc. Mr. Gorman has held positions at APS Financial Inc., Landmark Group, Shearson Lehman and Dean Witter. Mr. Gorman is the nephew of Charles H. Mayer and is the son-in-law of William A. Inglehart. Mr. Gorman received his B.B.A. from Southern Methodist University in 1983.

     Michael F. Dura. Mr. Dura joined our board of directors and became our Vice Chairman of the board of directors on November 8, 2005. Mr. Dura is Chairman, Chief Executive Officer and Director of UNX Inc., a broker-dealer he joined in August 2005. Mr. Dura is also a founder of and has been a Managing Member of Prex Capital Partners LLC, a private money management firm, since February 2004. Mr. Dura served in executive management level positions with National Financial Services, UBS PaineWebber, Broadway Trading LLC and Schroder & Co., Inc. from 1988 through December 2003. Mr. Dura received his A.B. degree in Political Science from Columbia University in 1975.
     Barry A. Williamson. Mr. Williamson returned as a Director in November 2006. Mr. Williamson previously served as a Director from October 1999 through January 2006. Mr. Williamson was elected in 1992 as the 38th Texas Railroad Commissioner and served from January 1993 to January 1999. He served as the Railroad Commission’s Chairman in 1995. During the late 1980’s and early 1990’s, Mr. Williamson served under the Bush administration at the U.S. Department of Interior as the Director of Minerals Management Service. During the 1980’s, Mr. Williamson served under the Reagan administration as a principal advisor to the U.S. Secretary of Energy in the creation and formation of a national energy policy. Mr. Williamson began his career with the firm of Turpin, Smith, Dyer & Saxe, and in 1985 established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson graduated from the University of Arkansas with a B.A. in Political Science in 1979, and received his J.D. degree from the University of Arkansas Law School in 1982. Mr. Williamson also serves on the board of directors of Wilson Holdings, Inc., a public homebuilding company.
     William A. Inglehart. Mr. Inglehart became a Director in June 2003. Mr. Inglehart served as President and Chief Executive Officer of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from September 1989 until his retirement in November 1991. While in the United States military, Mr. Inglehart served as a special agent with the counter-intelligence corps. Mr. Inglehart earned a B.A. from the University of Arizona in 1958. Mr. Inglehart is Mr. Gorman’s father-in-law.
     Charles H. Mayer. Mr. Mayer became a Director in September 1999. Mr. Mayer retired as our President and Chief Operating Officer in June 2004. Mr. Mayer previously served in those capacities from December 2000 and September 1999, respectively. In June 2004, Mr. Mayer formed Seton Securities Group, Inc., a privately held broker-dealer. From 1995 until he joined Tejas Securities, Mr. Mayer was self-employed and managed personal investments in a number of companies unrelated to the securities industry. From 1990 to 1995, Mr. Mayer was the Managing Director and Chief Information Officer with Credit Suisse First Boston. Mr. Mayer’s other experience includes 21 years in senior positions with Morgan Stanley, Tech Partners, Salomon Brothers, Lehman Brothers and the Federal Reserve Bank of New York. Mr. Mayer is the uncle of John J. Gorman. Mr. Mayer earned a B.B.A. and M.B.A. from Seton Hall University.
     Dennis G. Punches. Mr. Punches became a Director in December 2004. Mr. Punches has served as the President of Payback, LP, a real estate management company, from 1996 to present. Mr. Punches previously served as Chairman of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from 1956 through 1996. Mr. Punches currently serves as the Chairman of Collection House Ltd, PTY, a receivables management company based in Brisbane, Australia. Mr. Punches also serves as a director for Intrum Justitia, a receivables management firm based in Stockholm, Sweden and Novo I, a Waukesha, Wisconsin based marketing company. Mr. Punches received his B.S. from Carroll College.
     Clark N. Wilson. Mr. Wilson became a Director in October 1999. Mr. Wilson became the Chairman, President and Chief Executive Officer of Wilson Holdings, Inc., a Delaware corporation on October 11, 2005, and Wilson Family Communities, Inc., a Delaware corporation, in May 2005. Wilson Holdings, Inc. became the parent-company for Wilson Family Communities, Inc. on October 11, 2005, and is a publicly-reporting company. Wilson Family Communities, Inc. merged with Athena Equity Partner-Hayes LP, a Texas limited partnership that specializes in commercial real estate investments, in May 2005. Mr. Wilson previously served as a principal in Athena Equity Partner-Hayes LP since 2002. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry.

Meetings of the Board of Directors
     The board of directors met ten times in 2006. Messrs. Gorman, Mayer, Inglehart, Dura and Punches attended all of the board meetings. Mr. Wilson attended nine board meetings during 2006. Mr. Williamson attended two board meetings during 2006, which were all of the meetings of our board of directors during the periods in 2006 that he served as a director.
     We do not have a formal policy regarding directors’ attendance at annual stockholders meetings, although we encourage directors to attend such meetings. Four of our board members attended our 2006 annual stockholders meeting. Our common stock is traded on the OTC Bulletin Board (OTCBB) but is not listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, Inc. (which we refer to as the NASDAQ).
Communication with the Board of Directors
     Stockholders are permitted to communicate with our board of directors by forwarding written communications to our corporate offices at 8226 Bee Caves Road, Austin, Texas 78746, Attention: Chairman of the Board. We will present all communications, as received and without screening, to the board of directors at its next regularly scheduled meeting. If you wish to communicate with a specific director, you may do so by forwarding written communications to the above address to the attention of such director.
Independence of Board Members
     Our board of directors has determined that Messrs. Dura, Williamson and Punches meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards as well as the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). In determining Mr. Williamson’s independence, the board considered the fact that Mr. Williamson serves on the board of directors of Wilson Holdings, Inc., a company to which we have provided investment banking services and leased certain office space. More information regarding these services is included in “Other Related Transactions” under “Certain Relationships and Related Transactions.” In addition, the board has determined that Mr. Dura is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (which we refer to as the SEC). The board of directors has also determined that Messrs. Inglehart and Mayer are not “independent” under Rule 4200(a)(15) of the NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act, because Messrs. Inglehart and Mayer are “Family Members” (as defined in Rule 4200(a)(14) of the NASDAQ listing standards) of Mr. Gorman. Mr. Gorman is not “independent” because he is an employee of ours. Mr. Wilson is not independent under Rule 4200(a)(15) of the NASDAQ listing standards and under Rule 10A-3(b)(1) of the Exchange Act as a result of an investment banking transaction we completed on behalf of his company and a sublease of certain office space by us to his company. For more information on such transaction and sublease, see “Other Related Transactions” under “Certain Relationships and Related Transactions.”
Audit Committee
     The Audit Committee of the board of directors was formed in May 2000. The Audit Committee members are Michael F. Dura, Dennis G. Punches, Barry A. Williamson and William A. Inglehart. The Audit Committee met five times in 2006. Messrs. Dura, Punches and Inglehart attended each of those meetings. Mr. Williamson attended one of the meetings during 2006 which was the only meeting held while he was an Audit Committee member. On March 29, 2004, the board of directors adopted an Amended and Restated Charter for the Audit Committee. A copy of this charter is available on our website at www.tejs.com. The Audit Committee’s responsibilities include:
•	assisting the board in its oversight responsibilities regarding:
(1)	the integrity of our financial statements,

(2)	our compliance with legal and regulatory requirements, and

(3)	the Independent Registered Public Accounting Firm’s qualifications and independence;
•	preparing the report required by the SEC for inclusion in our annual proxy statement;

•	appointing, retaining, compensating, evaluating and terminating our Independent Registered Public Accounting Firm;

•	approving audit and non-audit services to be performed by the Independent Registered Public Accounting Firm;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements; and

•	otherwise performing such other functions as the board may from time to time assign to the Audit Committee.
Compensation Committee
     The Compensation Committee of the board of directors was formed in October 1999. The Compensation Committee consists of Michael F. Dura, Barry A. Williamson and Dennis G. Punches. The Compensation Committee met seven times in 2006. Messrs. Dura and Punches each attended all of these Compensation Committee meetings. Mr. Williamson was re-appointed to the Compensation Committee in November 2006 and attended two meetings during 2006, which were the only meetings held while he was a Compensation Committee member. On March 29, 2004, the board of directors adopted the Amended and Restated Charter of the Compensation Committee. A copy of this charter is available on our website at www.tejs.com.
     The Compensation Committee, in consultation with executive management and our chairman, reviews and approves compensation to executive officers, including the executive officers named in the summary compensation table. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it.
     In performing its duties, the Compensation Committee:
•	reviews all areas of executive compensation and recommends and approves compensation for all executives;

•	administers our stock option plan;

•	reviews and approves new employment agreements and amendments of existing employment agreements for executive officers;

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	performing such other functions as the board may from time to time assign to the Compensation Committee.
     Our chairman, chief executive officer, other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the agenda items. Generally, our chairman and executive management team attend Compensation Committee meetings. Neither our chief executive officer nor any other member of management votes on items before the Compensation Committee; however, the Compensation Committee and Board of Directors solicit the views of executive management and our chairman on compensation matters as they relate to the compensation of all executive officers and our chairman. The Compensation Committee also works with our executive management to determine the agenda for each meeting.
Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee is an officer or employee of ours. There are no compensation committee interlock relationships with respect to us.
Nominating Committee
     We do not have a nominating committee (or a nominating committee charter) because our entire board of directors participates in our director nomination process. All of the nominees for our board to be voted on at the 2007 annual meeting have been nominated by the board of directors. The only members of our board of directors that meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards are Messrs. Punches, Williamson and Dura.

     The board of directors identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the board of directors decides not to recommend a member for re-election, the board of directors will identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. To date, the board of directors has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.
     The consideration of any candidate for service on our board is based on the board of directors’ assessment of the candidate’s professional and personal experiences and expertise relevant to our operations and goals. The board evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members is also considered by our board. In addition, our board considers the composition of the board as a whole; the status of the nominee as “independent” and the rules and regulations of the SEC; and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem are in our and our stockholders’ best interests.
     After completing its evaluation, the board determines the nominees.
     The board of directors will consider director candidates recommended by our stockholders. The board of directors does not have a formal policy on stockholder nominees, but intends to assess them in the same manner as other nominees, as described above. To recommend a prospective nominee for the board of directors’ consideration, stockholders should submit in writing the candidate’s name and qualifications, and otherwise comply with our bylaws and SEC requirements for stockholder nominations, which are described in “Stockholder Proposals and Nominations for the 2008 Annual Meeting” below, to:
Tejas Incorporated
8226 Bee Caves Road
Austin, TX 78746
Attention: Corporate Secretary
Board Compensation
     Our board compensation consists of both cash and common stock options. Each non-employee director receives an annual retainer of $15,000. Additionally, each director, whether an employee or not, receives $1,000 per meeting of the board for his or her service on the board of directors, plus health insurance benefits or a stipend equal to the value of health insurance benefits provided to the other directors. Directors serving on committees of the board of directors receive $250 per committee meeting, with the committee chair receiving $500 per committee meeting. We typically grant directors options to purchase up to 10,000 shares of common stock annually for serving on the board of directors, with an exercise price equal to the fair market value (as defined in our 1999 stock option plan) on the date of grant and which vest one-third on the date of grant and one-third on each of the first two anniversaries of the grant date. However, these option grants are not guaranteed. For 2006, each non-employee director was granted an option to acquire 10,000 shares of our common stock on such terms in January 2006. Mr. Williamson resigned from our board of directors on January 31, 2006. As part of his incentive to re-join the board of directors, Mr. Williamson received options to purchase 20,000 shares of common stock in 2006. These options are exercisable at $4.00 per share, which was the closing price per share on the date of grant, and expire on November 9, 2011. These options vest in three equal annual installments, one-third on the grant date and one-third on each of the first two anniversaries of the grant date.

     The following table summarizes board compensation for our non-employee directors for the year ended December 31, 2006.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or		Option	Non-Equity	Deferred	All Other
	Paid in	Stock	Awards	Incentive Plan	Compensation	Compensation
Name	Cash (1)	Awards	(2)(3)	Compensation	Earnings	(4)	Total
Mr. Dura	$29,000	—	$43,263	—	—	$10,795	$83,058
Mr. Punches	$28,000	—	$55,011	—	—	$3,780	$86,791
Mr. Inglehart	$26,250	—	$42,689	—	—	$3,780	$72,719
Mr. Mayer	$25,000	—	$42,689	—	—	$3,056	$70,745
Mr. Williamson(5)	$6,125	—	$22,310	—	—	$1,759	$30,194
Mr. Wilson	$24,000	—	$42,689	—	—	$10,287	$76,976

(1)	Comprised of $15,000 annual retainer for each director, except Mr. Williamson, whose retainer was $3,125 based on his pro rata service for 2006, and meeting and committee fees for attendance throughout 2006.

(2)	In January 2006, each non-employee director was granted an option to purchase 10,000 shares of our common stock, which vests one-third on the date of grant and one-third on each of the first two anniversaries of the date of grant. The grant date fair value of each such option was $27,141 as calculated under FAS 123R.

(3)	The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123R of stock options granted pursuant to our 1999 stock option plan and thus include amounts from stock options granted in and prior to 2006. Assumptions used in the calculation of the amount for 2006 are included in footnote 15 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

(4)	Comprised solely of payment of health insurance premiums for the benefit of such director and his family.

(5)	Mr. Williamson resigned from our board of directors on January 31, 2006. He was re-appointed to the board in November 2006. Upon his re-appointment, in addition to the stock option granted to him in January 2006 referred to in footnote (2) above (which were forfeited after his resignation on January 31, 2006), he was granted an option to purchase 20,000 shares of our common stock, which vests one-third on the date of grant and one-third on each of the first two anniversaries of the date of grant. The grant date fair value of such option was $34,106 as calculated under FAS 123R.
Code of Business Conduct and Ethics
     The Company has adopted a code of business conduct and ethics that applies to all of its directors, officers and employees, a current copy of which is available on our website at www.tejs.com.

AUDIT COMMITTEE REPORT
     The Audit Committee consists of Mr. Dura, Mr. Punches, Mr. Williamson and Mr. Inglehart, each of whom is a member of the board of directors. Messrs. Dura, Williamson and Punches qualify as “independent directors” under Rule 4200(a)(15) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Inglehart is not independent due to his immediate family relationship with John J. Gorman. The board of directors has determined that Mr. Dura constitutes an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.
     The committee is responsible for engaging, on an annual basis, the Independent Registered Public Accounting Firm as the Company’s auditor and the Company’s subsidiaries’ auditors. The committee also reviews the arrangements for and the results of the auditors’ audit of the Company’s books, records and internal control procedures.
     During 2006, the committee met five times, and the committee chair, Mr. Dura, as representative of the committee, discussed the interim financial information contained in each quarterly report with management. In addition, the committee discussed with the Company’s Independent Registered Public Accounting Firm the Company’s Quarterly Reports on Form 10-Q prior to filing with the Securities and Exchange Commission.
     The committee has discussed and reviewed with management the Company’s audited consolidated financial statements for the year ended December 31, 2006. The committee has received from and discussed with PMB Helin Donovan, LLP the information related to the matters required to be discussed by Statement on Auditing Standards No. 61.
     The committee has received and reviewed the required disclosures and the assertion from PMB Helin Donovan, LLP required by Independence Standards Board Standard No. 1 and has discussed with PMB Helin Donovan, LLP its independence and the compatibility of non-audit services rendered by PMB Helin Donovan, LLP with its independence.
     Based on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
Michael F. Dura
William A. Inglehart
Dennis G. Punches
Barry A. Williamson – Committee Chairman

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives
     We compensate our executive officers primarily through a combination of base salary, bonuses, commissions (if applicable), and equity awards. Our compensation program is designed to meet the following goals:
•	attracting, retaining and motivating highly qualified and committed executive officers;

•	compensating competitively;

•	aligning incentives with stockholder value creation;

•	exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the executive officers, our current economic and business circumstances, and prevailing conditions in the marketplace; and

•	encouraging executive officers to obtain and retain an equity stake in us.
     To meet these objectives, the Compensation Committee has implemented the executive compensation program discussed below.
Elements of Executive Compensation
     Our executive compensation program is designed to reflect the philosophy and objectives described above. The amount and manner of compensation for an executive depends on many factors, including individual performance and responsibilities, our overall performance and the performance of such executive’s business group, our strategic goals, and how the executive might contribute to our future success. We also consider the compensation levels at other companies in the Austin market and in our industry.
     Executive compensation is comprised of four primary components: (1) base salary; (2) bonuses; (3) commissions; and (4) equity awards in our common stock. We believe that a combination of these elements is the primary compensation-related motivator in attracting and retaining executives. We view these components of compensation as related but distinct. The Compensation Committee reviews total compensation, and in certain circumstances, the amount of compensation may take into account the broker commissions earned by the executive. We determine the appropriate level for each compensation component based in part, but not exclusively, on individual performance, business group performance, company performance, and other considerations we deem relevant. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee’s philosophy is to strike a balance among guaranteed compensation (base salary and guaranteed bonuses), discretionary compensation (additional bonuses and warrant transfers), compensation tied closely to specific individual performance (commissions), and long-term equity compensation (stock options).
     Our Compensation Committee, in consultation with executive management and our chairman, performs at least annually a review of our executive officers’ compensation to determine whether the compensation provides adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. In addition, on an annual basis, our Compensation Committee, in consultation with executive management and our chairman, reviews and considers the individual performance of executives, the financial and operating performance of the groups or departments managed by the executives, and our overall performance. Historically, our Compensation Committee has performed this annual review in the first half of the year following the year under review. During the year, our Compensation Committee may consider additional compensation awards to executives based on performance.
     Base Salary. Annual base salaries for executive officers are determined by evaluating the scope of responsibilities and related experience and knowledge of the individual officer. Consideration is also given for competitiveness in the regional market for comparable executive talent. For each individual executive, we also consider our needs for that officer’s skill set, the contribution that the officer has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers as well as other factors. We fix executive base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.
     Base salaries are reviewed annually, and adjusted from time to time based on individual responsibilities, performance and experience. In 2006, this review occurred in March. In 2006, Mr. Rechner assumed the additional role of Chief Financial Officer on an interim basis until a replacement could be found. Mr. Rechner received an increase of $6,250 to his monthly salary for assuming the additional duties related to that position.
     The base salaries paid to our named executive officers in 2006 are set forth below in the Summary Compensation Table.
     Bonuses. We structure bonuses to executive officers to encourage individual performance and contributions and the achievement of our goals both company-wide and for the individual executive officers. Generally, bonuses are based upon our revenues and profitability and the individual’s performance. In 2004, we instituted guaranteed quarterly bonus payments to our chief executive officer and president.
     Bonuses are determined by our Compensation Committee, in consultation with executive management and our chairman, in its discretion. We believe this discretion is important to give our Compensation Committee flexibility to award more significant bonuses for greater individual performance and contributions to company-wide performance, thereby motivating executives towards greater performance and stockholder value creation. Our Compensation Committee will generally establish a cash bonus pool for the management and administration group and allocate a portion of such bonus pool to executives based on the performance of such group and the executive’s individual performance and contributions to such group. For 2006, the Compensation Committee approved a bonus pool for management and administrative employees. The annual amount of the pool was a minimum of $500,000 with a maximum of approximately 10% of our pre-tax net income. Generally, approximately 25% of the minimal tier of the bonus pool is paid out in mid-year as determined in the discretion of executive management in consultation with our chairman, with the remaining amount of the actual annual pool determined and paid out subsequent to year end, usually within the first quarter, as determined by our Compensation Committee, in consultation with executive management and our chairman. In addition, from time to time during the year, in the discretion of our Compensation Committee, we may pay discretionary bonuses to executive officers based on the operation and/or performance of the business units they oversee and their individual performance and contributions.
     Warrants. In addition to the cash bonuses described above, our Compensation Committee may award to executives warrants to acquire shares of capital stock of companies that we received as a portion of compensation for investment banking services that we provided to such companies. Our Compensation Committee, in consultation with executive management and our chairman, awards these warrants in its discretion based on individual performance. No warrants were awarded in 2006.
     Commissions. Several of our executive officers are also stockbrokers who actively trade securities for Tejas Securities, one of our operating subsidiaries. As a result, these officers are paid commissions based upon the various revenue transactions in which they are engaged. The executive officers, like the rest of Tejas Securities’ brokers, are paid commissions on a monthly basis and at the standard rate for the Company, unless otherwise negotiated.
     Under the terms of his employment arrangement, Mr. Gorman receives as commissions a percentage of our gross revenues, less related expenses, attributed to his efforts, which such percentage is determined by the Committee. The Committee determines the percentage based on Mr. Gorman’s individual performance and contributions. The Committee previously determined that Mr. Gorman would receive a tiered-percentage payout of our monthly revenue production attributed to his efforts. Specifically, Mr. Gorman’s commissions are based on (1) sales activities on behalf of his clients, (2) trading profitability (including unrealized gains and losses) related to our proprietary investments in securities if within Mr. Gorman’s designated trading account, and (3) revenues from investment banking clients and/or transactions that were sourced or placed primarily as a result of Mr. Gorman’s efforts. Mr. Gorman receives 100% of the first $100,000 of revenue production attributable to his efforts in such month (notwithstanding any trading losses within his designated trading account). If Mr. Gorman’s net production (including trading losses within his designated trading account) for such month does not equal or exceed $100,000, the deficit is carried forward and applied to subsequent months. Mr. Gorman is paid at a rate of 30% of monthly revenue production attributable to his efforts in excess of $100,000 plus any deficits carried forward from prior months. To the extent the annual revenue production attributable to his efforts exceeds $6,500,000, Mr. Gorman is paid at a rate of 45% of such excess. Mr. Gorman’s rate is re-adjusted downward to the minimum tier on a calendar year basis, however, any remaining deficit is carried forward to all subsequent periods.
     Mr. Salter also receives commissions on all sales activities on behalf of his clients equal to 45% to 50% of broker commissions on such sales activities collected by us that are directly attributable to his efforts. His agreement also entitles him to monthly payments on revenues attributable to government debt, mortgage-backed products, asset-backed securities and high grade corporate debt equal to 10% of commission production and 25% of trading profitability related to such securities if within Mr. Salter’s designated trading account.
     Equity Awards. We believe stock options foster an ownership culture which encourages individual performance and contributions as well as the achievement of our goals. Additionally, as all our option grants traditionally have vesting periods, we believe the options also serve as a means of retention. All option grants are approved by the Compensation Committee and the board of directors, in consultation with executive management and our chairman. Our Compensation Committee and board of directors review and approve stock option awards to executive officers based upon the assessment of individual performance, a review of each executive’s long-term incentives, and retention considerations. Stock option awards may be granted at any time of the year based on individual performance.
     Stock options are generally granted at a price equal to the closing price per share of our common stock, as reported on the Over-The-Counter Bulletin Board, on the date of grant. Options grants generally have a term of five years and vest one-third on the date of grant and one-third on each of the first two anniversaries of the date of grant. Our board of directors has not established stock ownership guidelines.
     We do not time stock option grants in coordination with the release of material non-public information.
Other Executive Benefits and Perquisites
     Executive officers receive $1,000 for each meeting of our board of directors they attend, unless the officer also serves as a member of our board of directors and receives board compensation for attending such meeting. See “Election of Directors – Board Compensation” for a description of board compensation.
     Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees.
     We provide certain named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Compensation Committee periodically reviews the level of perquisites and other personal benefits provided to named executive officers. For a description of perquisites, see “Summary Compensation Table”.
Employment Agreements
     We have entered into written employment agreements with Messrs. Salter, Rechner, and Morales, and the employment agreements for Messrs. Salter and Rechner contain severance provisions. We believe these provisions help us to attract and retain qualified executives. The employment agreements and the severance provisions for the executive officers are summarized under “Employment Agreements” and “Severance and Change of Control Benefits” below, along with a quantification of the severance and change of control benefits.

Impact of Accounting and Regulatory Requirements on Compensation
     We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which require us to estimate and record an expense over the service period of the award. Any gain recognized by optionees from nonqualified stock options should be deductible by us, while any gain recognized by optionees from incentive stock options will not be deductible by us if there is no disqualifying disposition by the optionee. We account for cash compensation as an expense at the time the obligation is accrued. This expense will also be tax deductible by us.
     Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1,000,000 paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers. However, our Compensation Committee and board of directors believe that it is in our best interest that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, creating Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Michael F. Dura
Dennis G. Punches
Barry A. Williamson – Committee Chairman
Summary Compensation Table
     The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and our remaining two executive officers for the year ended December 31, 2006. Compensation figures are based on amounts paid in the year.
     Excluding Mr. Garber, who resigned effective November 30, 2006, in 2006 salaries accounted for approximately 7% of the total compensation of the named executive officers, bonuses accounted for approximately 4% of the total compensation of the named executive officers, equity incentive compensation accounted for approximately 2% of the total compensation of named executive officers, commissions accounted for approximately 32% of the total compensation of named executive officers, warrant exercises accounted for approximately 53% of the total compensation of named executive officers, and other compensation accounted for approximately 2% of the total compensation of named executive officers.

								Change in
								Pension Value
								and
						Option	Non-Equity	Nonqualified
Name and					Stock	Awards	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus		Awards	(1)	Compensation	Earnings	Compensation		Total
John J. Gorman Chairman of the Board	2006	$—	$—		$—	$27,867	$—	$—	$4,040,039	(2)	$4,067,906
Mark M. Salter Chief Executive Officer	2006	$180,000	$106,000	(3)	$—	$64,597	$—	$—	$1,051,049	(4)	$1,401,646
Kurt J. Rechner President, Chief Operating Officer and Chief Financial Officer	2006	$205,000	$153,500	(5)	$—	$64,597	$—	$—	$518,902	(6)	$941,999
Kurt E. Morales (7) Director of Accounting	2006	$64,167	$10,000		$—	$—	$—	$—	$2,000	(8)	$76,167
John F. Garber (9) Former Chief Financial Officer	2006	$137,500	$67,500		$—	$25,299	$—	$—	$10,134	(10)	$240,433

(1)	The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123R of stock options granted pursuant to our 1999 stock option plan and thus include amounts from options granted prior to 2006. No stock options were granted to our executive officers in 2006. Assumptions used in the calculation of the amount for 2006 are included in footnote 15 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

(2)	Includes (a) $1,548,935 in commissions, (b) $2,453,500 in net proceeds (net of payment of exercise price) realized from the exercise of warrants to acquire shares of capital stock of companies we provided investment banking services to, which warrants we received as partial consideration for our providing such services and which we transferred to Mr. Gorman prior to 2006, (c) approximately $18,000 as a car allowance, (d) approximately $5,500 in country club membership fees paid by us for the benefit of Mr. Gorman, (e) approximately $3,400 in health insurance premiums paid by us for the benefit of Mr. Gorman and his family and (f) $10,000 in fees for attending meetings of our board of directors. See “-Employment Arrangements-John J. Gorman” for a description of the terms of Mr. Gorman’s employment arrangement.

(3)	Includes Mr. Salter’s guaranteed bonus of $70,000 ($17,500 per quarter). See "-Employment Arrangements–Mark M. Salter” for a description of the terms of Mr. Salter’s employment agreement.

(4)	Includes (a) $538,905 in commissions, (b) $476,650 in net proceeds (net of payment of exercise price) realized from the exercise of warrants to acquire shares of capital stock of companies we provided investment banking services to, which warrants we received as partial consideration for our providing such services and which we transferred to Mr. Salter prior to 2006, (c) approximately $18,000 as a car allowance, (d) approximately $5,500 in country club membership fees paid by us for the benefit of Mr. Salter, (e) approximately $3,400 in health insurance premiums paid by us for health insurance for Mr. Salter and his family and (f) $9,000 in fees for attending meetings of our board of directors. See “-Employment Arrangements-Mark M. Salter” for a description of the terms of Mr. Salter’s employment agreement.

(5)	Includes Mr. Rechner’s guaranteed bonus of $70,000 ($17,500 per quarter). See "-Employment Arrangements-Kurt J. Rechner” for a description of the terms of Mr. Rechner’s employment agreement.

(6)	Includes (a) $5,758 in commissions, (b) $476,650 in net proceeds (net of payment of exercise price) realized from the exercise of warrants to acquire shares of capital stock of companies we provided investment banking services to, which warrants we received as partial consideration for our providing such services and which we transferred to Mr. Rechner prior to 2006, (c)

approximately $18,000 as a car allowance, (d) approximately $5,500 in country club membership fees paid by us for the benefit of Mr. Rechner, (e) approximately $3,400 in health insurance premiums paid by us for health insurance for Mr. Rechner and his family and (f) $10,000 in fees for attending meetings of our board of directors. See “-Employment Arrangements-Kurt J. Rechner” for a description of the terms of Mr. Rechner’s employment agreement.

(7)	Mr. Morales joined us as Director of Accounting on June 1, 2006.

(8)	Represents fees for attending meetings of our board of directors.

(9)	Mr. Garber resigned from his position as our Chief Financial Officer on August 7, 2006 and terminated his employment with us effective November 30, 2006.

(10)	Represents $8,000 in fees for attending meetings of our board of directors during 2006 and $2,134 in health insurance premiums paid by us for health insurance for Mr. Garber and his family.
Employment Arrangements
John J. Gorman
     On February 25, 2005, we agreed to an employment arrangement with Mr. Gorman. Mr. Gorman is not paid a base salary. Mr. Gorman is paid commissions as a percentage of gross revenues, less related expenses, attributed to his efforts, which such percentage is determined by the Compensation Committee. Specifically, Mr. Gorman’s commissions are based on (1) sales activities on behalf of his clients, (2) trading profitability (including unrealized gains and losses) related to our proprietary investments in securities if within Mr. Gorman’s designated trading account, and (3) revenues from investment banking clients and/or transactions that were sourced or placed primarily as a result of Mr. Gorman’s efforts. Mr. Gorman currently receives a tiered percentage commission based upon the amount of our monthly revenue production attributed to his efforts. Mr. Gorman receives 100% of the first $100,000 of revenue production attributable to his efforts in such month (notwithstanding any trading losses within his designated trading account). If Mr. Gorman’s net production (including trading losses within his designated trading account) for such month does not equal or exceed $100,000, the deficit is carried forward and applied to subsequent months. Mr. Gorman is paid at a rate of 30% of monthly revenue production attributable to his efforts in excess of $100,000 plus any deficits carried forward from prior months. To the extent the annual revenue production attributable to his efforts exceeds $6,500,000, Mr. Gorman is paid at a rate of 45% of such excess. Mr. Gorman’s rate is re-adjusted downward to the minimum tier on a calendar year basis, however, any remaining deficit is carried forward to all subsequent periods. Additionally, Mr. Gorman is entitled to participate in the management and administrative bonus pool on an annual basis. The Compensation Committee determines the bonus amount to be paid to Mr. Gorman based on the performance of such group and Mr. Gorman’s individual performance and contributions to such group. In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Gorman based on our operational and/or financial performance and Mr. Gorman’s individual performance and contributions to Tejas. Mr. Gorman’s compensation arrangement also provides for a monthly car allowance, country club dues, and health insurance reimbursement.
     On July 1, 2005, we and Mr. Gorman entered into a non-compete agreement pursuant to which, if we terminate Mr. Gorman’s employment for “Cause” (as defined below) or Mr. Gorman voluntarily terminates his employment without “Good Reason” (as defined below), he will be subject to noncompetition and nonsolicitation obligations for two years following such termination. “Cause” is defined as (1) Mr. Gorman’s dishonesty, fraud, theft, embezzlement, or breach of fiduciary duties related to company matters, (2) his material violation of the non-compete agreement, (3) his engagement in gross misconduct which is injurious to our finances, business, or reputation, or (4) his conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude. “Good Reason” is defined as any action taken by us and not consented to by Mr. Gorman that has the following effect: (1) any material breach of the terms of the employment arrangement between Mr. Gorman and us, (2) any change in the formula or means by which his annual compensation is to be determined, or any failure to pay such compensation when due, (3) any material diminution in his duties and responsibilities, any change in his title as chairman of the board, or any change in the reporting structure pursuant to which he reports directly to our board of directors, or (4) any failure by Mr. Gorman to be re-elected as a member of our board of directors.
Mark M. Salter
     On June 1, 2004 we entered into an employment and confidentiality agreement with Mr. Salter. Mr. Salter’s agreement provides for a monthly salary of $15,000, which is subject to adjustment at the discretion of the Compensation Committee. Either party may terminate the employment agreement at any time. The agreement also entitles him to receive a severance payment equal to three months salary if we terminate his employment for any reason other than cause. For a discussion of severance benefits, see “-Severance and Change of Control Benefits”. Additionally, Mr. Salter’s agreement provides for payment of quarterly guaranteed bonuses in the amount of $17,500. Mr. Salter also receives commissions on all sales activities on behalf of his clients equal to 45% to 50% of broker commissions on such sales activities collected by us that are directly attributable to his efforts. Mr. Salter’s agreement also entitles him to monthly payments on revenues attributable to government debt, mortgage-backed products, asset-backed securities and high grade corporate debt equal to 10% of commission production and 25% of trading profitability related to such securities if within Mr. Salter’s designated trading account. The Compensation Committee has approved the following perquisites for Mr. Salter: a monthly car allowance, country club dues, and health insurance reimbursement.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Salter based on the operational and/or financial performance of our subsidiary Tejas Securities Group, Inc. and Mr. Salters’ individual performance and contributions to Tejas. Our Compensation Committee has the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.
Kurt J. Rechner
     On June 1, 2004 we entered into an employment and confidentiality agreement with Mr. Rechner. Mr. Rechner’s agreement provides for a monthly salary of $15,000, which is subject to adjustment at the discretion of the Compensation Committee. In 2006, Mr. Rechner assumed the additional role of Chief Financial Officer on an interim basis until a replacement could be found. Mr. Rechner received an increase of $6,250 to his monthly salary for assuming the additional duties related to that position. Either party may terminate the employment agreement at any time. The agreement also entitles him to receive a severance payment equal to six months salary if we terminate his employment for any reason other than Cause. For a discussion of severance benefits, see "-Severance and Change of Control Benefits”. Additionally, Mr. Rechner’s agreement provides for payment of quarterly guaranteed bonuses in the amount of $17,500 and provides he is eligible for an annual bonus based on his performance and our profitability. The Compensation Committee has approved the following perquisites for Mr. Rechner: a monthly car allowance, country club dues, and health insurance reimbursement.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Rechner based on the operation and/or financial performance of our investment banking business and Mr. Rechner’s individual performance and contributions to Tejas. Our Compensation Committee has the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.
Kurt E. Morales
     On June 1, 2006 we entered into an employment agreement with Mr. Morales. Mr. Morales’ agreement provides for an annual salary of $110,000. Under the terms of the agreement, we paid Mr. Morales a $10,000 bonus upon the transfer of his NASD license to us. Either party may terminate the employment agreement at any time. In addition, the employment agreement will automatically terminate if Mr. Morales is disqualified as a registered broker by the NASD. The agreement also imposes noncompetition obligations on Mr. Morales for the term of the agreement and nonsolicitation obligations for one year following termination of his employment.
     In addition, from time to time during the year, our Compensation Committee may approve the payment of discretionary bonuses to Mr. Morales based on the performance of our treasury department and Mr. Morales’ individual performance and contributions to Tejas. Our Compensatory Committee has the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.

John F. Garber
     On June 1, 2004 we entered into an employment and confidentiality agreement with Mr. Garber, our then Chief Financial Officer. Mr. Garber’s agreement provided for a monthly salary of $10,416.67, which is subject to adjustment at the discretion of the Compensation Committee. In 2006, his monthly salary was $12,500. Either party may terminate the employment agreement at any time. The agreement also provided that he be eligible for an annual bonus based on his performance and our profitability. The Compensation Committee has approved health insurance reimbursement as a perquisite for Mr. Garber.
     In addition, from time to time during the year, our Compensation Committee could approve the payment of discretionary bonuses to Mr. Garber based on the performance of our treasury department and Mr. Garber’s individual performance and contributions to Tejas. Our Compensatory Committee had the discretion to determine whether to pay and, if so, the amount of any such discretionary bonuses.
     Mr. Garber terminated his employment with us effective November 30, 2006. His position was assumed by Mr. Rechner on an interim basis until such time that a suitable replacement could be found.
Grants of Plan-Based Awards
     No non-equity incentive plan awards, equity incentive plan awards, stock options or other stock awards were granted to any named executive officer during the year ended December 31, 2006.
Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning unexercised options held as of December 31, 2006, by the named executive officers.

	Option Awards
	Number		Number	Equity Incentive Plan
	of		of	Awards: Number of
	Securities Underlying		Securities Underlying	Securities Underlying	Option
	Unexercised Options		Unexercised Options	Unexercised Unearned	Exercise
	(#)		(#)	Options	Price	Option
Name	Exercisable		Unexercisable	(#)	($)	Expiration Date
(a)	(b)		(c)	(d)	(e)	(f)
	20,000	(1)	—	—	$1.25	6/3/08
John J. Gorman	20,000	(1)	—	—	$9.90	11/8/09
	20,000	(1)	—	—	$1.25	6/3/08
	125,000	(1)	—	—	$4.50	5/10/09
Kurt J. Rechner	60,000	(1)	—	—	$9.00	11/8/09
	20,000	(1)	—	—	$1.25	6/3/08
	125,000	(1)	—	—	$4.50	5/10/09
Mark M. Salter	20,000	(1)	—	—	$9.00	11/8/09
	20,000	(1)(2)	—	—	$4.50	5/10/09
John F. Garber	15,000	(1)(2)	—	—	$9.00	11/8/09

(1)	This stock option was fully vested as of December 31, 2006.

(2)	Mr. Garber terminated his employment with us effective November 30, 2006. Although these stock options were exercisable by him on December 31, 2006, such stock options were forfeited subsequent to December 31, 2006 pursuant to the terms thereof.

Option Exercises and Stock Vested
     The following table provides information concerning stock option exercises during 2006 by the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
John J. Gorman	200,000	$770,000
Kurt J. Rechner	18,000	$47,340

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
Severance and Change of Control Benefits
     The following sets forth potential payments payable to our named executive officers upon the termination of employment under their current employment agreements and a change of control. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable (subject to the agreement of the applicable named executive officer).
     Mr. Gorman is not entitled to any severance benefits. Under the terms of their employment agreements, each of Mr. Salter and Mr. Rechner are entitled to severance benefits equal to three months and six months, respectively, of their annual salary if such executive is terminated for any reason other than Cause. “Cause” is not defined in their employment agreements. Mr. Morales is not entitled to any severance benefits.
     Under the terms of our 1999 stock option plan, if a “Change of Control” occurs, each outstanding stock option under the plan will become exercisable during the period beginning on the date of such Change of Control and ending on the sixtieth day following such date. The plan defines a “Change of Control” as the occurrence of any of the following:
•	any “person” or “group” (as defined in the Securities Exchange Act of 1934) other than (a) an employee benefit plan sponsored by us or (b) Mr. Gorman or any of his affiliates, becomes the “beneficial owner” (as defined in the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of our stock entitled to vote for the election of our directors;

•	any shares of our stock are purchased pursuant to a tender or exchange offer other than by us; or

•	a dissolution, liquidation, merger or consolidation of us or any disposition of all or substantially all of our assets, if our stockholders immediately before such transaction own, immediately after consummation of such transaction, equity securities possessing less than 50% of the voting power of the surviving or acquiring entity.
The following table shows the potential payments upon termination or a change of control as of December 31, 2006 for Mr. Gorman.

Value of
Accelerated
	Cash	Equity
	Severance	Awards	Total

Without cause	—	—	—
With cause, resignation, death or disability	—	—	—
Change of control	—	$— (a)	$—	(a)

(a)	Because all of Mr. Gorman’s options were fully vested as of December 31, 2006, the value associated with the acceleration of vesting of options upon a change of control would be zero.

The following table shows the potential payments upon termination or a change of control as of December 31, 2006 for Mr. Salter.

Value of
Accelerated
	Cash	Equity
	Severance	Awards	Total
Without cause	$45,000	—	$45,000
With cause, resignation, death or disability	—	—	—
Change of control	—	$— (a)	$—	(a)

(a)	Because all of Mr. Salter’s options were fully vested as of December 31, 2006, the value associated with the acceleration of vesting of options upon a change of control would be zero.
The following table shows the potential payments upon termination or a change in control as of December 31, 2006 for Mr. Rechner.

Value of
Accelerated
	Cash	Equity
	Severance	Awards	Total
Without cause	$127,500	—	$127,500
With cause, resignation, death or disability	—	—	—
Change of control	—	$— (a)	$—	(a)

(a)	Because all of Mr. Rechner’s options were fully vested as of December 31, 2006, the value associated with the acceleration of vesting of options upon a change of control would be zero.
Mr. Morales held no stock options as of December 31, 2006. Mr. Garber terminated his employment effective November 30, 2006. He did not receive any severance payments or benefits in respect of such termination.
1999 Stock Option Plan
     In October 1999, we adopted a stock option plan to strengthen our ability to attract, motivate, compensate and retain employees, directors, and consultants by providing a means for such persons to acquire a proprietary interest in us and to participate in our growth through ownership of our common stock. The Compensation Committee of the board of directors administers the Stock Option Plan; provided, however, that the board of directors may also take all actions to administer the Stock Option Plan, including granting options.
Shares Subject to the Plan
     Under the Stock Option Plan, we can grant awards consisting of either incentive stock options or nonqualified stock options for the purchase of shares of our common stock. In September 2004, our board of directors approved a resolution to amend the Stock Option Plan to increase the maximum number of shares issuable under the Stock Option Plan from 800,000 to 2,000,000. That number will be adjusted automatically if the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the company or of another corporation, by reason of reorganization, split, combination of shares, or a dividend payable in common stock. Equitable adjustments to the number of shares subject to each award and to the payment required to obtain such shares will also be made so that the same proportion of shares will be subject to the award and the aggregate consideration to acquire all shares subject to the award will remain as it was prior to such event as described in the previous sentence.
     During 2006, we granted options under the Plan to acquire 80,000 shares of common stock, of which 10,000 were forfeited during the year. No options granted during 2006 were exercised or canceled. Options to purchase 304,767 shares of common stock, issued prior to 2006, were forfeited during 2006. Options to purchase 238,000 shares of common stock, issued prior to 2006, were exercised during 2006. We had 512,600 shares available for issuance under the Plan as of December 31, 2006.
Eligibility
     All of our employees, directors and consultants are eligible to receive awards under the Stock Option Plan, but only employees are eligible to receive incentive stock options. The Compensation Committee, as administrator of the Stock Option Plan, determines the persons to whom stock option awards are to be granted; whether an option will be an incentive stock option or nonqualified stock option or both; the number of shares of our common stock subject to each grant; and the time or times at which stock option awards will be granted and the time or times of the exercise period, which shall not exceed the maximum period described below.
Types of Awards
     Options granted under the Stock Option Plan may be either options that are intended to qualify for treatment as “incentive stock options” under Section 422 of the Internal Revenue Code or options that are not, which are “nonqualified stock options.” The exercise price of incentive stock options must be at least the fair market value of a share of the common stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock. The aggregate fair market value of common stock (calculated on the date of grant) with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock).
Termination of Awards
     The Stock Option Plan limits the time during which a holder of an option can exercise an option to no more than ten years. In addition, an optionee who leaves our employment will generally have no more than three months to exercise an option, reduced to zero days after employment is terminated for cause, and additional rules apply to cases of death and permanent disability. Upon the occurrence of certain events which constitute a change of control, all granted options shall become exercisable during the period beginning on the date of the occurrence of the change of control and ending 60 days later. The Compensation Committee may, however, override the Stock Option Plan’s rules, other than the ten year limit. We cannot grant additional options under the Stock Option Plan after October 15, 2009, the tenth anniversary of its adoption.
Amendments to Our Stock Option Plan
     The board of directors may amend or terminate the Stock Option Plan, as long as no amendment or termination affects options previously granted. However, the plan requires stockholder approval of any amendment that increases the number of shares available under the plan which may be issued as incentive stock options or that modify the requirements as to eligibility to receive incentive stock options under the plan.

EQUITY COMPENSATION PLANS
     The following table summarizes information about our equity compensation plans as of December 31, 2006.

(c)
Number of Shares of
	(a)		Our Common Stock
	Number of Shares of		Remaining Available
	Our Common Stock	(b)	for Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(exceeding securities
	Options, Warrants	Options, Warrants	reflected in the
Plan Category	and Rights	and Rights	column(a))
Equity compensation plans approved by our security holders	1,230,835	$9.65	512,600
Total	1,230,835	$9.65	512,600
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table provides information with respect to ownership of our common stock at the record date (close of business on April 20, 2007) for:
•	each beneficial owner of five percent or more of our common stock;

•	each director;

•	each of the named executive officers; and

•	all directors and officers as a group.
     Except as indicated on the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options exercisable within 60 days following April 20, 2007, and shares of our common stock into which our series A preferred stock is convertible are included as shares beneficially owned. For purposes of calculating percent ownership as of April 20, 2007, 4,825,613 shares of our common stock were issued and outstanding and, for any individual who beneficially owns shares represented by our series A preferred stock or options exercisable within 60 days following April 20, 2007, these shares are treated as if outstanding for that person, but not for any other person.

Name and Address		Percent Beneficially
of Beneficial Owner	Number	Owned
John J. Gorman(1) (2) (3)	1,967,766	40.4%
IBS Capital Corporation(10)	411,999	8.5%
Mark M. Salter(1) (4)	366,740	7.1%
Kurt J. Rechner(1) (6)	224,220	4.5%
Barry A. Williamson(1) (5)	54,399	1.1%
Clark N. Wilson(1) (7)	50,999	1.1%
William A. Inglehart(1) (7)	49,999	1.0%
Charles H. Mayer(1) (8)	29,999	*
Dennis G. Punches(1) (8)	29,999	*
Michael F. Dura(1) (9)	23,332	*
All executive officers and directors as a group (9 total)	2,797,453	49.7%

*	Less than 1%.

(1)	The address for Messrs. Gorman, Salter, Rechner, Williamson, Wilson, Inglehart, Mayer, Punches and Dura is 8226 Bee Caves Road, Austin, Texas 78746.

(2)	Includes 40,000 shares of common stock issuable pursuant to options granted under our 1999 Stock Option Plan (which we refer to as the Stock Option Plan).

(3)	Mr. Gorman disclaims beneficial ownership of 359,532 shares, 179,766 shares of which are held in the name of the John Joseph Gorman V Trust and 179,766 shares of which are held in the name of the Ryleigh Gorman Trust. Mr. Gorman’s wife, Tamra Gorman, serves as the Trustee of each trust.

(4)	Includes 165,000 shares of common stock issuable pursuant to options granted under the Stock Option Plan and 200,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock owned by Salter Family Partners, Ltd., a family limited partnership controlled by Mr. Salter, as described below under “Certain Relationships and Related Transactions.”

(5)	Includes 9,999 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(6)	Includes 205,000 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(7)	Includes 49,999 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(8)	Represents 29,999 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(9)	Represents 23,332 shares of common stock issuable pursuant to options granted under the Stock Option Plan.

(10)	Based on the Schedule 13D filed on February 1, 2006 by IBS Capital Corporation, the address for IBS Capital Corporation is Two International Place, 24th Floor, Boston, Massachusetts 02110.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Under the charter of the audit committee, the audit committee is responsible for reviewing and approving all related party transactions as defined under the American Stock Exchange rules (which define related party transactions by reference to Item 404 of Regulation S-K). Our management is responsible for identifying any related party transactions and submitting them to the audit committee for review. The audit committee will review any related party transactions on a case-by-case basis and determine whether or not to approve such transactions. Other than as set forth in the audit committee charter, we have not adopted a written policy for the review of related party transactions.
Notes Payable and Preferred Stock
     On February 22, 2005, we purchased an office building through our wholly-owned subsidiary, TI Building Partnership, Ltd. The office building was purchased at a price of approximately $3,470,000, with $2,200,000 being financed through Community Credit Union, or CCU. Pursuant to the terms of a promissory note, this loan accrues interest at a rate of 5.75% per annum, with monthly installments of $13,840 through February 2011, at which time the outstanding principal and accrued interest on the note shall be due and payable. A mortgage on the building and the associated real property secures the repayment of such borrowing. In connection with this acquisition, John J. Gorman, our Chairman, agreed to (1) indemnify CCU against any losses incurred by CCU as a result of any violations of environmental laws or certain building laws related to such real property and (2) provide a limited guarantee of our performance under certain provisions of the deed of trust entered into in connection with such financing. The principal balance of the promissory note was $2,130,956 as of December 31, 2006.
     On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we were required to make quarterly interest payments at a rate of 10% per annum. The promissory note was unsecured. The maturity date of the note was December 1, 2005, at which time all remaining unpaid principal and interest was to become due. The promissory note was convertible at any time into a number of shares of our common stock equal to the unpaid principal divided by a conversion price of $5.00 or a number of shares of our Series A Convertible Preferred Stock equal to the unpaid principal divided by a conversion price of $1,000. On September 26, 2005, the Salter Partnership converted the promissory note into 1,000 shares of our Series A convertible preferred stock. We have also granted the Salter Partnership certain piggyback registration rights for the shares of our common stock into which the preferred stock may be converted.
     Under the terms of our Series A convertible preferred stock (i) Salter Family Partners, Ltd. is entitled to a 10% cumulative dividend, payable on a quarterly basis, (ii) we may convert such preferred stock into common stock in the event our common stock trades above $10.00 for ten consecutive trading days with a trading volume of at least 50,000 shares for each such trading day, (iii) in the event of a liquidation or dissolution of us, the preferred stock has a liquidation preference over our common stock equal to $1,000 per share (or an aggregate amount of $1,000,000), (iv) the preferred stock is convertible into common stock, and (v) the preferred stock will vote on an as-converted basis with our common stock on all matters requiring a stockholder vote except where a separate class vote is required under the Delaware General Corporation Law.
     We believe that each of these agreements was negotiated on an arm’s-length basis.
C&TA Disposition
     On July 1, 2005, we completed our acquisition of C&TA, which was founded by Jared E. Abbruzzese Sr. and for which Mr. Abbruzzese served as Chairman and Wayne Barr, Jr. served as Senior Managing Director. Mr. Abbruzzese served as a director of Tejas from July 1, 2005 until October 1, 2006 and Mr. Barr served as President and Chief Executive Officer of C&TA from July 1, 2005 until October 1, 2006. The total consideration paid by us in exchange for the outstanding capital stock of C&TA was approximately $45.4 million, consisting of cash in the amount of $5.0 million ($2 million of which was paid upon the execution of the letter of intent relating to this acquisition), which was paid out of our cash reserves, and 3,157,895 shares of our common stock valued at $12.63 per share. Of the consideration paid by us, 309,316 shares of common stock were required to be held in escrow for a period of two years following the closing date of the acquisition, to satisfy possible indemnification claims made by us under the agreement and plan of merger relating to this acquisition. In connection with this acquisition, we and the former shareholders of C&TA entered into a registration rights agreement pursuant to which such shareholders were granted the right to register the shares of our common stock they received in this acquisition for resale under a shelf registration statement filed by us. In addition, such shareholders were also granted “piggyback” registration rights with respect to certain registrations initiated by us on our own behalf or for the benefit of selling stockholders.
     On October 1, 2006, Tejas completed its sale of C&TA back to the original Shareholders of C&TA. The consideration paid by the Shareholders to Tejas consisted of 3,157,895 shares of Tejas common stock, which was the Tejas stock portion of the consideration paid by Tejas for C&TA in connection with Tejas’ acquisition of C&TA in July 2005. In addition, as part of the sale, Tejas agreed to cancel the remaining balance of receivables due from C&TA. The sale was consummated on October 1, 2006.
Officer and Director Receivables
     In October 2001, John J. Gorman acquired the right to receive payment of a liability of ours in the amount of $121,000 originally payable to a third party. The liability originated from the merger between us and Tejas Securities Group, Inc. and is payable upon our successful listing on the Nasdaq SmallCap Market.
Other Related Transactions
     Tejas Securities entered into an engagement letter to place up to $7,000,000 principal amount of debt securities on behalf of Wilson Holdings, Inc., in which Mr. Wilson beneficially owned approximately 69% of its outstanding common stock as of March 31, 2007 and is also the Chairman, Chief Executive Officer and President. Mr. Gorman beneficially owned approximately 21% of the outstanding common stock of Wilson Holdings, Inc. as of March 31, 2007. The transaction was consummated on or about September 12, 2006. Tejas Securities received a cash fee of $70,000 for placement services, plus reimbursement for legal fees incurred and ancillary out of pocket expenses. As of March 31, 2007, we held 382,833 shares of Wilson Holdings, Inc. common stock.
     In 2005, we subleased a portion of our old corporate office leased space in Austin, Texas to Wilson Holdings, Inc. which required Wilson Holdings, Inc. to pay us approximately $6,600 per month over the lease term. This sublease expired on September 30, 2006.
     On September 14, 2006, we leased office space in a building owned by our wholly owned subsidiary TI Building Partnership, Ltd. to Wilson Holdings, Inc. The lease commenced on October 1, 2006 and expires on September 30, 2009. The lease requires Wilson Holdings, Inc. to pay us approximately $6,000 per month over the lease term plus Wilson Holdings, Inc.’s pro rata share of the building’s operating expenses as adjusted every calendar year for the building’s actual operating expenses.
     Many of our employees, officers and management maintain personal accounts with us. When we execute securities transactions on behalf of our employees, officers and management, those transactions are executed at current market prices, plus execution costs. All of our officers as well as our Chairman of the Board, John J. Gorman, routinely conduct such transactions for their own accounts, and we believe that such transactions are on an arm’s-length basis. Mr. Gorman, who also beneficially owns 40.4% of our common stock as of the April 20, 2007 record date, also makes many of our proprietary trading decisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2006 were timely made, with the exception of the inadvertent failure to timely file a Form 3 and Form 4 for Mr. Williamson relating to his re-election as a director.
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
     Our Audit Committee has determined to appoint PMB Helin Donovan, LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007 and has further requested that management submit the selection of the Independent Registered Public Accounting Firm for ratification by the stockholders at our 2007 annual meeting. Representatives of PMB Helin Donovan, LLP are expected to be present at the 2007 annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.
     The board of directors recommends that you vote FOR the ratification of the appointment of PMB Helin Donovan, LLP as our Independent Registered Public Accounting Firm for 2007.
     Effective October 6, 2004, we dismissed Ernst & Young LLP and engaged PMB Helin Donovan, LLP as our Independent Registered Public Accounting Firm. We have reported the fees for our Independent Registered Public Accounting Firm below during 2006 and 2005.
Audit Fees. Fees for services billed in 2006 by PMB Helin Donovan, LLP in connection with their audits of our 2006 consolidated financial statements and quarterly reviews on Form 10-Q for 2006 were $39,000. Fees for services billed by PMB Helin Donovan, LLP in connection with their audits of our 2005 consolidated financial statements and quarterly reviews on Form 10-Q for 2005 were $50,000 and $8,000 in 2006 and 2005, respectively.
Audit Related Fees. Audit-related fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, due diligence and related services. Fees for such services billed by PMB Helin Donovan, LLP were $3,025 in fiscal year 2006 and $24,071 in fiscal year 2005.
Tax Fees. Tax-related fees included tax compliance, tax advice and tax planning. The fees billed by PMB Helin Donovan, LLP were $24,985 in fiscal year 2006 and $23,825 in fiscal year 2005.
All Other Fees. There were no fees for other services by our Independent Registered Public Accounting Firm in fiscal years 2006 and 2005.
The Audit Committee pre-approved all of the services described above under Audit Fees, Audit-Related Fees and Tax Fees.
Pre-Approval Policies and Procedures
     The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our Independent Registered Public Accounting Firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to Mr. Dura when expedition of services is necessary.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2008 ANNUAL MEETING
     From time to time, stockholders seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. Any stockholder of ours meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in our proxy statement for action at the annual meeting of stockholders to be held in 2008 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. Such stockholder must deliver such proposal to our secretary at our executive offices no later than January 3, 2008, unless we notify the stockholders otherwise. Only those proposals that are appropriate for stockholder action and otherwise meet the requirements of Rule 14a-8 of the Exchange Act may be included in our proxy statement.
     Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, if any stockholder proposal intended to be presented at our 2008 annual meeting (without inclusion in our proxy statement for the meeting) is received by our secretary at our executive offices after March 19, 2008, the persons designated as proxies for that meeting will have discretionary authority to vote on such proposal. Even if proper notice is received on a timely basis, the persons designated as proxies for that meeting may nevertheless exercise their discretionary authority with respect to such proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such proposal to the extent permitted under Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.
OTHER BUSINESS
     The board of directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment. All other business voted on at the meeting will be decided by the vote of a majority of the shares present in person or by proxy at the meeting, except as otherwise provided by law or our certificate of incorporation or bylaws.
ANNUAL REPORT
     Our 2006 Annual Report to Stockholders containing audited consolidated financial statements for fiscal year 2006 has been mailed along with this proxy statement to all stockholders of record as of the close of business on April 20, 2007. Any stockholder that has not received a copy of such annual report may obtain a copy by writing to us at 8226 Bee Caves Road, Austin, Texas 78746.

TEJAS INCORPORATED
Proxy solicited on behalf of the Board of Directors
     By my signature below, I revoke all previous proxies and appoint Kurt E. Morales and Bill Hankins, or either of them as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of capital stock of Tejas Incorporated that I held of record at the close of business on April 20, 2007 at the Annual Meeting of Stockholders to be held at 3:00 P.M., CDT, on June 4, 2007, at the corporate offices of Tejas, located at 8226 Bee Caves Road, Austin, Texas, or any adjournments thereof.
Please vote by filling in the boxes below.
Proposals:

	FOR	WITHHOLD
	all nominees listed	authority
	(except as marked	to vote for all
	to the contrary below)	nominees
1. To elect the seven nominees specified below as directors:	☐	☐

a. John J. Gorman
b. William A. Inglehart
c. Charles H. Mayer
d. Michael F. Dura
e. Clark N. Wilson
f. Dennis G. Punches
g. Barry A. Williamson
(Instruction: To withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line below.)

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of PMB Helin Donovan, LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

If you execute and return this Proxy it will be voted in the manner you have indicated above. If you execute and return this Proxy without indicating any voting preference, this Proxy will be voted FOR the two proposals. The Proxies will use their discretion on other matters. If you execute this Proxy in a manner that does not withhold authority to vote for the election of any nominees, authority to vote for the nominees will be deemed granted. The Proxy tabulator can not vote your shares unless you sign and return this card.

Comments:

Signature(s)	DATE

Signature(s)	DATE

If you plan to attend the meeting, please check this box	☐
NOTE: Please sign exactly as your name appears on this Proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such.